Exhibit 10(a)(*)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement) is made by and between Regis Corporation, a Minnesota corporation (the “Corporation”), and Daniel Hanrahan (the “Executive”) as of this 31st day of August, 2012.

In consideration of the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to employ the Executive, and the Executive agrees to such employment, upon the following terms and conditions:

1.             EMPLOYMENT COMMENCEMENT DATE; PERIOD OF EMPLOYMENT.

(a)           Employment Commencement Date.  The Executive’s employment with the Corporation commenced at 12:01 a.m. on August 6, 2012 (the “Employment Commencement Date”).

(b)           Period of Employment.  The employment of the Executive by the Corporation pursuant to this Agreement shall be for a period beginning on the Employment Commencement Date and continuing until Executive’s employment is terminated as provided in Section 5 herein (the “Employment Period”).

(c)           Definitions.  Various terms are defined either where they first appear underlined in this Agreement or in Section 7.

2.             DUTIES.   During the Employment Period, the Executive shall serve as President and Chief Executive Officer of the Corporation, and in such other additional office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his approval, performing the duties of such office or offices held at the time and such other duties not inconsistent with his position as such an officer as are assigned to him by the Board or committees of the Board.  During the Employment Period, the Executive shall devote his full time and attention to the business of the Corporation and the discharge of the aforementioned duties, except for reasonable vacations, absences due to illness, and reasonable time for attention to personal affairs and charitable activities.  The Executive shall follow applicable policies and procedures adopted by the Corporation from time to time, including without limitation policies relating to business ethics, conflicts of interest, non-discrimination, and confidentiality and protection of trade secrets.  The Executive hereby represents and confirms that he is under no contractual or legal commitments that would prevent him from fulfilling his duties and responsibilities as set forth in this Agreement.

3.             OFFICE FACILITIES.  During the Employment Period under this Agreement, the Executive shall have his office where the Corporation’s principal executive offices are located from time to time, which currently are at 7201 Metro Boulevard, Edina, Minnesota, and the Corporation shall furnish the Executive with office facilities reasonably suitable to his position at such location.

4.             COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENTS.  As compensation for his services performed as an officer and employee of the Corporation, the Corporation shall pay or provide to the Executive the following compensation, benefits and expense reimbursements during the Employment Period:

(a)           Base Salary.  The Corporation shall pay the Executive a base salary (the “Base Salary”), initially at the rate of $850,000.00 per annum, payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the Employment Period.  For the Corporation’s fiscal year beginning July 1, 2014, such Base Salary may be revised by the Compensation Committee of the Board (the “Committee”), provided that the Executive’s Base Salary may not be reduced by the Committee unless such reduction is part of an across-the-board reduction of base salaries for all senior executive employees, and provided further that the percentage reduction in the Executive’s Base Salary is commensurate with the percentage reduction in the base salaries for all other senior executive employees.  Thereafter, any then-current Base Salary shall be the “Base Salary” for purposes of this Agreement.

(b)           Bonus.  The Corporation shall grant the Executive an award under the Regis Corporation Short Term Incentive Plan (“Short Term Plan”) for the fiscal year ending June 30, 2013, with a payout equal to $1,062,500.00, which is 125% of the Executive’s initial Base Salary (the “2013 Bonus Award”).  For each successive year thereafter during the Employment Period, the Executive shall be eligible for an annual performance bonus (the “Bonus”) as determined under the provisions of the then-applicable Short Term Plan, as amended from time to time, any successor to such plan, or such other annual incentive compensation program developed for the Corporation’s senior executive officers, with performance goals and other terms consistent with other senior executive officers of the Corporation, and with a target payout of no less than 125% of the Executive’s then-current Base Salary.  The 2013 Bonus Award and any Bonus for other years shall be paid at the same time as bonuses are paid to other senior executive officers of the Corporation under the then-applicable Short Term Plan.

(c)           Special One Time Restricted Stock Awards.  Effective as of the date of this Agreement (the “Equity Grant Date”), the Executive will receive an award of (i) 118,062 shares of restricted stock granted under the Regis Corporation 2004 Long Term Incentive Plan (“Long Term Plan”), subject to the Executive’s execution of a restricted stock agreement approved by the Committee and subject to the terms and conditions of the Long Term Plan, with such shares vesting in full on the five (5) year anniversary of the Employment Commencement Date, provided the Executive is an employee of the Corporation on that date (except as otherwise provided in the award agreement), and (ii) 20,000 restricted stock units granted under the Long Term Plan, subject to the Executive’s execution of a restricted stock unit agreement approved by the Committee and subject to the terms and conditions of the Long Term Plan, with such units vesting immediately after a share of the Corporation’s common stock trades at or above $35 (subject to appropriate adjustment for stock splits and similar events) for a period of at least twenty (20) consecutive trading days on or before the five (5) year anniversary of the Employment Commencement Date, provided the Executive is an employee of the Corporation on that date (except as otherwise provided in the award agreement).

(d)           Stock Incentive Awards.  The Executive shall be eligible to participate in the Long Term Plan in accordance with the terms and provisions of the Long Term Plan as may be in effect from time to time for its senior executive officers.  For the fiscal year ending June 30, 2013, the Executive will be awarded equity with a projected total value of

$2,250,000 and comprised of the following: (i) twenty percent (20%) in an award of restricted stock units vesting ratably over a three (3) year period, (ii) forty percent (40%) in a performance share award that will cliff vest on the three (3) year anniversary subject to attainment of performance goals determined by the Committee, and (iii) forty percent (40%) in an award of stock appreciation rights vesting ratably over a three (3) year period.  To determine the number of shares for each type of award, the projected total value will be multiplied by the applicable percentage, and then, in the case of the restricted stock units and performance shares, divided by the fair market value of a share of the Corporation’s stock on the date of grant and, in the case of the stock appreciation rights, divided by the Black-Scholes value of a share of the Corporation’s stock on the date of grant.  The above-described award is subject to the Executive’s execution of applicable award agreements approved by the Committee and terms and conditions of the Long Term Plan.  Notwithstanding the foregoing or anything to the contrary in the Long Term Plan, the restricted stock and restricted stock unit awards referred to in Section 4(c) and all awards of time-based equity compensation granted to the Executive during the Employment Period shall provide for full acceleration of vesting of such awards upon a Change in Control (as defined in the Long Term Plan), and all awards of performance-based equity compensation shall provide for full acceleration of vesting at the target level of performance, prorated for the portion of the performance period prior to such Change in Control, upon such a Change in Control.

(e)           Relocation Expenses.  The Corporation shall reimburse the Executive for the following costs associated with the relocation of the Executive and his immediate family sharing his household to the Minneapolis/St. Paul, Minnesota metropolitan area: (i) the actual travel costs for up to two round trips by the Executive and his spouse or significant other from Miami, Florida to the Minneapolis/St. Paul, Minnesota metropolitan area (provided such travel arrangements, including airfare and lodging, are made in accordance with the Corporation’s travel policies and procedures), plus (ii) the reasonable costs of moving the household goods and personal effects of the Executive and his immediate family to the Minneapolis/St. Paul, Minnesota metropolitan area by one or more vendors agreed upon by the Executive and the Corporation, plus (iii) the reasonable cost for temporary housing for the Executive and his immediate family for up to six (6) months after the Employment Commencement Date; plus, (iv) the actual costs of the Executive’s real estate brokerage and related fees and closing costs in connection with the sale of the Executive’s current primary residence in Miami, Florida, plus (v) an amount equal to one-half of any loss the Executive experiences as a result of the sale of the Executive’s current primary residence in Miami, Florida, provided the total amount payable under this clause (v) shall not exceed $100,000.00. The Corporation’s relocation reimbursement obligations under this Section 4(e) are subject to any withholdings required under applicable law and the Executive’s submission of appropriate receipts, and do not include any reimbursement for any relocation expenses not specifically identified above.

(f)            Health, Welfare and Retirement Plans; Vacation.  To the extent the Executive meets the eligibility requirements for such arrangements, plans or programs, the Executive shall be entitled to:

(i)            participate in such retirement, health (medical, hospital and/or dental) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its headquarters employees;

(ii)           participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to senior executive officers of the Corporation; and

(iii)          take vacations and be entitled to sick leave in accordance with the Corporation’s policy for senior executive officers of the Corporation.

For the sake of clarity, the Corporation may modify its health, welfare, retirement and other benefit plans and vacation and sick leave policies from time to time and the Executive’s rights under these plans are subject to change in the event of any such modifications, provided that he will receive the benefits generally provided to other senior executive officers of the Corporation.  In addition, the Executive acknowledges that the Corporation has frozen its Executive Retirement Savings Plan effective June 30, 2012 and, therefore, the Executive will have no right to participate in that plan.

(g)           Other Incentive Plans, Benefits and Perquisites.  The Executive shall be offered any additional employee benefits and perquisites the Corporation offers to other senior executive officers of the Corporation (to the extent the Executive otherwise satisfies the eligibility criteria for such benefits), including receipt of an annual perquisite account that include a $25,000 automobile allowance.  The Executive also shall be eligible to participate in such other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its senior executive officers and all compensation and other entitlements earned thereunder shall be in addition to, and shall not in any way reduce, the amount payable to the Executive as Base Salary and Bonus.

(h)           Expenses.  During the Employment Period, the Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Corporation’s policy regarding reimbursement of such expenses, including submission of appropriate receipts.  With respect to any benefits or payments received or owed to the Executive hereunder, the Executive shall cooperate in good faith with the Corporation to structure such benefits or payments in the most tax-efficient manner to the Corporation.

5.             TERMINATION OF EMPLOYMENT.  The employment of the Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time as follows:

(a)           Death.  In the event of the Executive’s death, such employment shall terminate on the date of death.

(b)           Permanent Disability.  In the event of the Executive’s physical or mental disability or health impairment which prevents the effective performance by the Executive of his duties hereunder on a full time basis, with such termination to occur (i) with respect to disability, on or after the time which the Executive becomes entitled to disability compensation benefits under the Corporation’s long term disability insurance policy or program as then in effect or (ii) with respect to health impairment, after Executive has been unable to substantially perform his services hereunder for six consecutive months.  Any dispute as to the Executive’s physical or mental disability or health impairment shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefor by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne by the Corporation.

(c)           Cause.  The Corporation, by giving written notice of termination to the Executive, may terminate such employment hereunder for Cause.

(d)           Without Cause.  The Corporation may terminate such employment without Cause (which shall be for any reason not covered by preceding Sections 5(a) through (c)), with such termination to be effective upon the date specified by the Corporation in a written notice delivered to the Executive.

(e)           By the Executive For Good Reason.  The Executive may terminate such employment for an applicable Good Reason, subject to the process described in the Good Reason definition in Section 7.

(f)            By the Executive Without Good Reason.  The Executive may terminate such employment for any reason other than Good Reason upon thirty (30) days advance notice to the Corporation.

(g)           Notice of Termination.  Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(h)           Date of Termination.  The date upon which the Executive’s termination of employment with the Corporation occurs is the “Date of Termination.”  For purposes of Sections 6(b) and 6(c) of this Agreement only, with respect to the timing of any payments thereunder, the Date of Termination shall mean the date on which a “separation from service” has occurred for purposes of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treas. Reg. Section 1.409A-1(h).

6.             PAYMENTS UPON TERMINATION.

(a)           Death or Disability.  If the Executive’s employment is terminated by reason of his death or permanent disability, he (or the legal representative of his estate in the event of his death) shall be entitled to the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall be entitled to payment of all accrued vacation pay.

(b)           Termination Without Cause or for Good Reason Prior to a Change in Control or More Than Twenty-Four Months After a Change in Control. If, prior to a Change in Control or more than twenty-four (24) months after a Change in Control, the Executive’s employment pursuant to this Agreement is terminated by the Corporation without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to and shall receive the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall be entitled to payment of all accrued vacation pay.

(iii)          Severance Payment.  Subject to the Executive signing and not revoking a release of claims in a form prescribed by the Corporation and the Executive remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Executive, the Executive shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(b)(iii) as the “Severance Payment”):

(A)          If the Executive’s Date of Termination occurs prior to the date the Executive is paid his Bonus for the fiscal year ending June 30, 2014, then the Executive shall be entitled to receive (I) an amount equal to the Base Salary the Executive would have received assuming the Executive would have remained employed through the three-year anniversary of the Employment Commencement Date, based on the Executive’s Base Salary as of the Date of Termination, payable in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Date of Termination and continuing through the end of the three-year anniversary of the Employment Commencement Date, plus (II) an amount equal to the Bonus the Executive would have otherwise been paid for the fiscal year in which the Date of Termination occurs and the Bonus(es) the Executive would have otherwise been paid for any subsequent fiscal year(s)

through the three-year anniversary of the Employment Commencement Date (assuming the same minimum, target and maximum Bonus payment structure for the fiscal year in which the Date of Termination occurs would have remained in place during any such subsequent fiscal years, and that the Executive would have otherwise remained employed by the Corporation through the three-year anniversary of the Employment Commencement Date), payable at the same time as bonuses are paid to such other senior executive officers of the Corporation under the then-applicable Short Term Plan for the fiscal year in which the Date of Termination occurs and any subsequent fiscal year(s) through the three-year anniversary of the Employment Commencement Date (if any), plus (III) if the Date of Termination occurs after the end of a fiscal year and prior to the date of payment to the Executive of any Bonus for such prior fiscal year, then Executive also will be entitled to receive an amount equal to the Bonus the Executive would have otherwise been paid a Bonus for such prior fiscal year, payable at the same time as bonuses for such prior fiscal year are paid to such other senior executive officers of the Corporation under the then-applicable Short Term Plan.

(B)          If the Executive’s Date of Termination occurs after the date the Executive is paid his Bonus for the fiscal year ending June 30, 2014, then the Executive shall be entitled to receive (I) an amount equal to one times the Executive’s Base Salary as of the Date of Termination, payable in substantially equal installments in accordance with the Corporation’s normal payroll policies commencing on the Date of Termination and continuing for 12 months, plus (II) an amount equal to the Bonus the Executive would have otherwise been paid for the fiscal year in which the Date of Termination occurs had the Executive remained employed by the Corporation through the payment date of any such Bonus, payable at the same time as bonuses are paid to other then-current senior executive officers of the Corporation under the then-applicable Short Term Plan for the fiscal year in which the Date of Termination occurs.

Notwithstanding the foregoing, any installments under Section 6(b)(iii)(A)(I) or Section 6(b)(iii)(B)(I), as applicable, that otherwise would be payable on the regular payroll dates between the Date of Termination and first day of the seventh (7th) month following the Date of Termination shall be delayed until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay.  Furthermore, any Severance Payment owed to the Executive will be reduced by the amount of any compensation earned by the Executive for any consulting or employment services provided on a substantially full-time basis for the period to which the corresponding Severance Payment relates.

(iv)          Benefits Continuation.  Subject to the Executive signing and not revoking a release of claims in a form prescribed by the Corporation and the Executive remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Executive, the Corporation will pay the employer portion of the Executive’s COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time the Executive remains eligible to receive the Severance Payment installments under Section 6(b)(iii) (up to a maximum of eighteen (18) months), provided the Executive timely elects COBRA coverage.  Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Executive (A) is covered or eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plans, or (C) ceases to be eligible to receive the Severance Payment installments under Section 6(b)(iii).

(c)           Termination Without Cause or for Good Reason Within Twenty-Four Months After a Change in Control. If a Change in Control occurs during the Employment Period and within twenty-four (24) months after the Change in Control the Executive’s employment pursuant to this Agreement is terminated by the Corporation without Cause or the Executive terminates his employment for Good Reason, then the Executive shall be entitled to and shall receive the following:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall be entitled to payment of all accrued vacation pay.

(iii)          Severance Payment.  Subject to the Executive signing and not revoking a release of claims in a form prescribed by the Corporation and the Executive remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Executive, the Executive shall be entitled to receive the following amount as severance pay, subject to such amount being reduced as provided below (referred to in this Section 6(c)(iii) as the “Severance Payment”): (A) an amount equal to two times the Executive’s Base Salary as of the Date of Termination, plus (B) an amount equal to two times the Executive’s target Bonus for the fiscal year in which the Date of Termination occurs.  The Severance Payment described in subsections (A) and (B) above shall be added together and will be paid in substantially equal installments in accordance with the Corporation’s normal payroll policies based on a 24-month payment schedule commencing on the Date of Termination.  Notwithstanding the forgoing, any installments that otherwise would be payable on the regular payroll dates between the Date of Termination and first day of the seventh (7th) month following the Date of Termination shall be delayed until the Corporation’s first regular payroll date that is after the first day of the seventh (7th) month following the Date of Termination and included with the installment payable on such payroll date, if any, without adjustment for interest or earnings during the period of delay.  Furthermore, any Severance Payment owed to the Executive will be reduced by the amount of any compensation earned by the Executive for any consulting or employment services provided on a substantially full-time basis for the period to which the corresponding Severance Payment relates.

(iv)          Benefits Continuation.  Subject to the Executive signing and not revoking a release of claims in a form prescribed by the Corporation and the Executive remaining in strict compliance with the terms of this Agreement and any other written agreements between the Corporation and the Executive, the Corporation will pay the employer portion of the Executive’s COBRA premiums for health and dental insurance coverage under the Corporation’s group health and dental insurance plans for the same period of time the Executive remains eligible to receive the Severance Payment installments under Section 6(c)(iii) (up to a maximum of eighteen (18) months), provided the Executive timely elects COBRA coverage.  Notwithstanding the foregoing, the Corporation will discontinue COBRA premium payments if, and at such time as, the Executive (A) is covered or eligible to be covered under the health and/or dental insurance policy of a new employer, (B) ceases to participate, for whatever reason, in the Corporation’s group insurance plans, or (C) ceases to be eligible to receive the Severance Payment installments under Section 6(c)(iii).

(d)           Termination for Cause or Without Good Reason.  If the Executive’s employment pursuant to this Agreement is terminated pursuant to subsection (c) of Section 5 hereof, or the Executive terminates this Agreement without Good Reason, then the Executive shall be entitled to and shall receive:

(i)            Accrued Compensation.  All compensation due the Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination, except (A) as specifically provided in this Agreement or (B) in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law.  All such compensation accrued as of the date of such termination but not previously paid shall be paid to the Executive at the time such payment otherwise would be due.

(ii)           Accrued Obligations.  In addition, the Executive shall be entitled to payment of all accrued vacation pay.

(e)           Limitation on Change in Control Payments.  This Section 6(e) applies only in the event the Corporation determines that this Agreement is subject to the limitations of Code Section 280G, or any successor provision, and the regulations issued thereunder.  The intent of this Section 6(e) is to reduce any Change in Control Benefits, as defined below, that would otherwise be characterized as a “parachute payment” as defined in Code Section 280G and be subject to an additional excise tax under Code Section 4999 by the minimum amount necessary to avoid characterization as a parachute payment and avoid the imposition of the excise tax, but only if doing so would provide a more favorable net after-tax result to the Executive than if the Change in Control Benefits were not reduced and the Executive were subject to the excise tax.

(i)            In the event the Change in Control Benefits payable to the Executive would collectively constitute a “parachute payment” as defined in Code Section 280G, and if the “net after-tax amount” of such parachute payment to the Executive is less than what the net after-tax amount to the Executive would be if the Change in Control Benefits otherwise constituting the parachute payment were limited to the maximum “parachute value” of Change in Control Benefits that the Executive could receive without giving rise to any liability for any excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Change in Control Benefits otherwise constituting the parachute payment shall be reduced so that the parachute value of all Change in Control Benefits, in the aggregate, will equal the maximum parachute value of all Change in Control Benefits that the Executive can receive without any Change in Control Benefits being subject to the Excise Tax.  Should such a reduction in Change in Control Benefits be required, the Executive shall be entitled, subject to the following sentence, to designate those Change in Control Benefits under this Agreement or the other arrangements that will be reduced or eliminated so as to achieve the specified reduction in Change in Control Benefits to the Executive and avoid characterization of such Change in Control Benefits as a parachute payment.  The Corporation will provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation.  To the extent that the Executive’s ability to make such a designation would cause any of the Change in Control Benefits to become subject to any additional tax under Code Section 409A, or if the Executive fails to make such a designation within ten (10) business days of receiving the requested information from the Corporation, then the Corporation shall achieve the necessary reduction in the Change in Control Benefits by reducing them in the following order: (A) reduction of cash payments payable under this Agreement; (B) reduction of other payments and benefits to be provided to the Executive; (C) cancellation or reduction of accelerated vesting of equity-based awards that are subject to performance-based vesting conditions; and (D) cancellation or reduction of accelerated vesting of equity-based awards that are subject only to service-based vesting conditions.  If the acceleration of the vesting of the Executive’s equity-based awards is to be cancelled or reduced, such acceleration of vesting shall be reduced or cancelled in the reverse order of the date of grant.

(ii)           For purposes of this Section 6(e), a “net after-tax amount” shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the Excise Tax, and the “parachute value” of the Change in Control Benefits means the present value as of the date of the Change in Control for purposes of Code Section 280G of the portion of such Change in Control Benefits that constitutes a parachute payment under Code Section 280G(b)(2).

(iii)          For purposes of this Section 6(e), “Change in Control Benefits” shall mean any payment, benefit or transfer of property in the nature of compensation paid to or for the benefit of the Executive under any arrangement which is considered contingent on a Change in Control for purposes of Code Section 280G, including, without limitation, any and all of the Corporation’s salary, incentive payments, restricted stock, stock option, equity-based compensation or benefit plans, programs or other arrangements, and shall include benefits payable under this Agreement.

(iv)          For clarity, the Corporation shall have no obligation to provide any “tax gross-up” payment related to the Excise Tax in the event the Change in Control Benefits that would otherwise be characterized as a parachute payment are not reduced as set forth in Section 6(e)(i) above and the Executive is subject to the Excise Tax.

7.             DEFINITIONS.  Certain terms are defined where they first appear in this Agreement and are underlined for ease of reference.  In addition, the following definitions shall apply for purposes of this Agreement.

“Cause” shall mean (a) acts during the Employment Period (i) resulting in a felony conviction under any Federal or state statute,  or (ii) willful non-performance by the Executive of his material employment duties required by this Agreement (other than by reason of his physical or mental incapacity) after reasonable notice to the Executive and reasonable opportunity (not less than thirty (30) days) to cease such non-performance, or (b) the Executive willfully engaging in fraud or gross misconduct which is detrimental to the financial interests of the Corporation.

“Change in Control” shall have the same meaning ascribed to that term in the Long-Term Plan.

“Good Reason” shall mean the occurrence during the Employment Period, without the express written consent of the Executive, of any of the following:

(a)           any adverse alteration in the nature of the Executive’s reporting responsibilities, titles, or offices, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, permanent disability, or as a result of the Executive’s death or a termination of employment by the Executive other than for Good Reason;

(b)           a material reduction by the Corporation in the Executive’s Base Salary then in effect (other than any such reduction that is part of an across-the-board reduction of base salaries for all senior executive employees provided the percentage reduction in the Executive’s Base Salary is commensurate with the percentage reduction in the base salaries for all other senior executive employees);

(c)           failure by the Corporation to continue in effect (without substitution of a substantially equivalent plan or a plan of substantially equivalent value) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which the Executive is then participating;

(d)           any material breach by the Corporation of any provisions of this Agreement;

(e)           the requirement by the Corporation that the Executive’s principal place of employment be relocated more than thirty (30) miles from the Corporation’s address for notice in Section 11(h); or

(f)            the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform Corporation’s obligations under this Agreement;

provided that the Executive notifies the Corporation of such condition set forth in clause (a), (b), (c), (d), (e) or (f) within ninety (90) days of its initial existence and the Corporation fails to remedy such condition within thirty (30) days of receiving such notice.

8.             CONFIDENTIAL INFORMATION.  The Executive shall not at any time during the Employment Period or thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, plans, programs and non-public information relating to customers of the Corporation or its subsidiaries, except as may be required to perform his duties hereunder.  The provisions of this Section 8 shall survive the termination of the Executive’s employment and consulting with the Corporation, provided that after the termination of the Executive’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

9.             NON-COMPETITION.

(a)           Non-competition.  For a period of twenty-four (24) months immediately following the Executive’s termination of employment hereunder (the “Non-Competition Period”), the Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation in the beauty industry, and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, member, stockholder (except for passive investments of not more than a one percent (1%) interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market), consultant, independent contractor, or otherwise, any individual, partnership, firm, corporation or other business organization or entity that engages in a business which competes with the Corporation.

(b)           Non-solicitation.  During the Non-Competition Period, the Executive shall not (i) hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his relationship with the Corporation; or (ii) solicit, induce, or influence any proprietor, franchisee, partner, stockholder, lender, director, officer, employee, joint venturer, investor, consultant, agent, lessor, supplier, customer or any other person or entity which has a business relationship with the Corporation or its affiliates at any time during the Non-Competition Period, to discontinue or reduce or modify the extent of such relationship with the Corporation or any of its subsidiaries.

10.          ACKNOWLEDGMENT; REMEDIES; LITIGATION EXPENSES.

(a)           Acknowledgment.  The Executive has carefully read and considered the provisions of Sections 8 and 9 hereof and agrees that the restrictions set forth in such sections are fair and reasonable and are reasonably required for the protection of the interests of the Corporation, its officers, directors, shareholders, and other employees, for the protection of the business of the Corporation, and to ensure that the Executive devotes his entire professional time, energy, and skills to the business of the Corporation.  The Executive acknowledges that he is qualified to engage in businesses other than that described in Section 9. It is the belief of the parties, therefore, that the best protection that can be given to the Corporation that does not in any way infringe upon the rights of the Executive to engage in any unrelated businesses is to provide for the restrictions described in Section 9. In view of the substantial harm which would result from a breach by the Executive of Sections 8 or 9, the parties agree that the restrictions contained therein shall be enforced to the maximum extent permitted by law as more particularly set forth in Section 10(b) below. In the event that any of said restrictions shall be held unenforceable by any court of competent jurisdiction, the parties hereto agree that it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and that as so modified, the covenant shall be as fully enforceable as if it had been set forth herein by the parties.

(b)           Remedies.  If the Executive violates any of the restrictive covenants set forth in Sections 8 or 9 above, and such violation continues after the Executive is notified in writing by the Corporation that he is in violation of the restrictive covenant, then (i) the Corporation shall have no further obligation to pay any portion of any Severance Payment and all such future payments shall be forfeited, and (ii) the Executive shall immediately return to the Corporation any Severance Payment previously paid to the Executive.  The Executive acknowledges that any breach or threatened breach of Sections 8 or 9 would damage the Corporation irreparably and, consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunction, without having to post any bond or other security.

(c)           Attorneys Fees.  The Corporation shall be entitled to receive from the Executive reimbursement for reasonable attorneys’ fees and expenses incurred by the Corporation in successfully enforcing these provisions to final judgment and the Executive shall be entitled to receive from the Corporation reasonable attorney’s fees and expenses incurred by the Executive in the event the Corporation is found to be not entitled to enforcement of these provisions.

11.          MISCELLANEOUS.

(a)           Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.  As used in this Agreement, the term “successor” shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the capital stock or assets of the Corporation.

(b)           Non-assignability and Non-transferability.  The rights and obligations of the Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life.

(c)           Limitation of Waiver.  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d)           Amendments.  No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and the Executive.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(f)            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to the conflicts of law principles thereof.

(g)           Severability.  If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h)           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Executive:	Daniel Hanrahan
Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439

If to the Corporation:	Regis Corporation
7201 Metro Boulevard
Edina, Minnesota 55439
Attn: General Counsel

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(i)            Tax Withholding.  The Corporation may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as the Corporation shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.

(j)            Section 409A.  This Agreement is intended to provide for payments that satisfy, or are exempt from, the requirements of Sections 409A(a)((2), (3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly. Except for any tax amounts withheld by the Corporation from the payments or other consideration hereunder and any employment taxes required to be paid by the Corporation, the Executive shall be responsible for payment of any and all taxes owed in connection with the consideration provided for in this Agreement.

(k)           Mandatory Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in the manner set forth in this Section 11(k).  Either party may submit any claim arising under or in connection with this Agreement for binding arbitration before an arbitrator in Hennepin

County, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; the arbitrator shall not change, add to, or subtract from, any of its provisions.  The arbitrator shall have the power to compel attendance of witnesses at the hearing.  Any court having competent jurisdiction may enter a judgment based upon such arbitration.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules.  The arbitrator shall be a professional person with a national reputation for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

REGIS CORPORATION

By:	/s/ Eric A. Bakken

Its:	Executive Vice President

/s/ Daniel J. Hanrahan
DANIEL HANRAHAN